        EXHIBIT 24

           CONFIRMING STATEMENT

 This Statement confirms that the undersigned, David A. Levin,

has authorized and designated Peter H. Stratton, Jr. and Robert S. Molloy to execute and file on the undersigned's behalf all Forms 3, 4 and 5

(including any amendments thereto) that the undersigned may be required to file with the United States Securities and Exchange Commission as a

result of the undersigned's ownership of or transactions in securities of

Destination XL Group, Inc.  The authority of Peter H. Stratton, Jr. and

Robert S. Molloy under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in the securities of

Destination XL Group, Inc., unless earlier revoked in writing.  The undersigned acknowledges that Peter H. Stratton, Jr. and Robert S. Molloy are not assuming any of the undersigned's responsibilities to comply with

Section 16 of the Securities Exchange Act of 1934.

Date: April 12, 2016   By:   /s/ David A. Levin

     Name: DAVID A. LEVIN